Exhibit 12.1

RIVER ROCK ENTERTAINMENT AUTHORITY
STATEMENT OF CALCULATION OF
RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in Thousands)

For the purpose of calculating the ratio of earnings to fixed charges, “earnings” represents income before Distributions to Tribe plus fixed charges. “Fixed charges” consist of (a) interest expensed and capitalized; (b) amortized premiums, discounts and capitalized expenses related to indebtedness; and (c) an estimate of the interest within rental expenses.

	Fiscal Year Ended
	2007		2006		2005		2004		2003
	(Dollars in Thousands

Earnings:
Income before Distributions to the Tribe	$20,710		$20,229		$18,276		$12,447		$8,865

Fixed charges
Exp (Inc Amort of Debt Costs)	22,231		22,243		22,406		22,822		8,553
Less Capitalized Interest	—		—		—		(4,017)		(1,489)
Estimated Interest within Rental Expenses	—		—		—		—		—
Total Fixed Charges	22,231		22,243		22,406		18,805		7,064

Amort of Capitalized Interest	318		318		318		318		39
Less Capitalized Interest	—		—		—		(4,017)		(1,489)
Total	318		318		318		(3,699)		(1,450)

Total Earnings	43,259		42,790		41,000		31,570		15,968
Fixed Charges	22,231		22,243		22,406		22,822		8,553
Ratio of Earnings to Fixed Charges	1.95	X	1.92	X	1.83	X	1.37	X	1.87	X